Document Summary:

     Document:     PROXY
     Author:
     Addressee:
     Operator:

     Creation Date:      03/03/1994
     Modification Date:  03/04/1994

     Identification key words:



     Comments:


















































                            NOTICE OF ANNUAL MEETING OF
                                   SHAREHOLDERS
                           TO BE HELD ON APRIL 21, 1994

                                                  March 11, 1994

SHAREHOLDERS OF IWC RESOURCES CORPORATION:

   The annual meeting of shareholders of IWC Resources Corporation ("Resources") will be held at the principal office of Resources, 1220 Waterway Boulevard, Indianapolis, Indiana 46202 on April 21, 1994, at 11:00 a.m., EST, for the following purposes:

  (1) To elect four Directors to serve a three-year term until the annual meeting of shareholders in 1997 and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

  (2) To approve or disapprove the proposed appointment of KPMG Peat Marwick as auditors for Resources for 1994; and

  (3) To transact such other business as may properly come before the meeting.

  All shareholders of record at the close of business on March 7, 1994, will be eligible to vote.

   It is important that your shares be represented at this meeting so that a quorum will be assured. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

                                           JOHN M. DAVIS, Secretary
                                           IWC RESOURCES CORPORATION


                        (ANNUAL REPORT MAILED CONCURRENTLY)




























                                  PROXY STATEMENT

                         Annual Meeting of Shareholders of
                             IWC Resources Corporation
                           To be Held on April 21, 1994

   This statement is being furnished on or about March 11, 1994, to shareholders of record on March 7, 1994, in connection with a solicitation by the Board of Directors of IWC Resources Corporation ("Resources") of proxies to be voted at the annual meeting of shareholders of Resources to be held at 11:00 a.m., EST, Thursday, April 21, 1994, at the principal office of Resources, 1220 Waterway Boulevard, Indianapolis, Indiana 46202 for the purposes set forth in the accompanying Notice. Resources is the parent corporation of Indianapolis Water Company ("IWC").

   On March 7, 1994, there were outstanding and entitled to vote 6,865,978 common shares of Resources. The shareholders entitled to vote at the meeting will be determined from the record at the close of business on that date and will have one vote for each share held. In addition, on such date there were outstanding and entitled to vote 51,612 shares of Resources Series B Convertible Redeemable Preferred Stock ("Preferred Stock"). The holders of the Preferred Stock are entitled to one vote for each share held and vote together with the holders of the common shares.

   If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Unless revoked, a properly executed proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy as to Proposals 1 and 2 or, if no instructions are given, for the election as Directors of all nominees listed under Proposal 1 and for approval of the proposal shown as Proposal 2. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. The appointment of auditors will require that the votes cast in favor of such proposal exceed the votes cast against. Pursuant to the Indiana Business Corporation Law and the Bylaws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present but will not be counted as voting either for or against such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares on a particular proposal, those shares will not be counted in determining whether a quorum is present or as voting with respect to that proposal.

   The Board of Directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

...The cost of this solicitation of proxies will be borne by Resources.







                         Proposal 1.  ELECTION OF DIRECTORS

   Directors are elected for staggered terms of three years with approximately one-third of the Board of Directors standing for election each year. At the meeting, four Directors are to be elected, each to hold office for a term of three years and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified on the following page. Each such person has indicated that he will accept nomination and election as a Director. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of management to nominate such other person as Director as it may in its discretion determine, in which event proxies will be voted for such other person.

   The following tables set forth information regarding the nominees for Director and those Directors of Resources whose terms of office continue past the meeting. Unless otherwise indicated in a footnote to the following table, the principal occupation of each person has been the same for the last five years.

Nominees for Directors

                           Present Principal                 Director   Term to
Name and Age                  Occupation                      Since      Expire

Murvin S. Enders, 51       Plant Manager, Toledo Machine      1992       1997
                           Plant, Chrysler Corporation (1)

J.B. King, 64              Vice President and General         1981       1997
                           Counsel, Eli Lilly and Company
                           (pharmaceuticals)

James T. Morris*, 50       Chairman of the Board and Chief    1989       1997
                           Executive Officer of Resources
                           and IWC (2)

Robert A. Borns, 58        Chairman of the Board                --       1997
                           Borns Management Corporation

Directors Continuing in Office

                           Present Principal                 Director   Term to
Name and Age                  Occupation                      Since      Expire

Joseph D.Barnette,Jr., 54  Chairman, President and Chief      1983       1995
                           Executive Officer, Banc One
                           Indiana Corporation (3)

Thomas W. Binford, 69      Chairman, Binford Associates       1975       1995
                           (management consultants) (4)

Joseph R. Broyles*, 51     President and Chief Operating      1992       1996
                           Officer of IWC (5)

Otto N. Frenzel,III*, 63   Chairman of the Board              1963       1995
                           National City Bank, Indiana (6)

Elizabeth Grube, 77        Personal Investments               1982       1995

Robert B. McConnell*, 72   Chairman of the Executive          1971       1996
                           Committee of Resources and IWC (7)

J. George Mikelsons, 56    Chairman of the Board and          1989       1996
                           Chief Executive Officer,
                           Amtran, Inc. (airlines)

Thomas M. Miller*, 64      Chairman of the Board and          1985       1996
                           Chief Executive Officer, NBD
                           Indiana, Inc., and INB
                           National Bank (8)

Jack E. Reich*, 83         Chairman of the Board              1962       1996
                           Emeritus, American United
                           Life Insurance Company (9)

Fred E. Schlegel, 52       Partner, Baker & Daniels           1988       1995
                          (attorneys for Resources and IWC)

Directors Not Continuing In Office

John G. Johnson*, 69       Retired President                  1982       1994
                           Butler University (10)

* Member of Executive Committee

( 1) Prior to November 1993, Mr. Enders was Plant Manager of the Indianapolis Foundry, Chrysler Corporation. In November 1993 he was transferred to Chrysler's Toledo Machine Plant as Plant Manager.

( 2) Mr. Morris became Chairman of the Board and Chief Executive Officer of Resources and IWC in April 1991. He was President and Chief Operating Officer of Resources and IWC from January 1989 until April 1991. Prior to that time, Mr. Morris was President of Lilly Endowment, Inc. Mr. Morris is also a Director of American United Life Insurance Company, Broadcast Communications, Inc., and MSA Realty Corporation.

( 3) Mr. Barnette is also President and Chief Executive Officer of BANK ONE, INDIANAPOLIS, NA. Prior to January 1990, Mr. Barnette was the President and Chief Operating Officer of Banc One Indiana Corporation and BANK



















        ONE, INDIANAPOLIS, NA. Mr. Barnette is also a Director of Meridian Insurance Group, Inc., and IPALCO Enterprises, Inc.

( 4)    Mr. Binford is also a Director of Somerset Group, Inc.

( 5) Mr. Broyles joined IWC in 1965 as Plant Engineer and has served as an executive officer of IWC in several capacities since 1983, most recently as Executive Vice President from February 1990 until his election as President in January 1992.

( 6) Prior to January 1993, Mr. Frenzel was Chairman of the Board and Chief Executive Officer of Merchants National Corporation. Mr. Frenzel is also a Director of American United Life Insurance Company, Baldwin & Lyons, Inc., Indiana Energy, Inc., IPALCO Enterprises, Inc., and National City Corporation.

( 7) Mr. McConnell was Chairman of the Board and Chief Executive Officer of Resources and IWC from October 1986 to April 1991. He also served as President of Resources and IWC from October 1988 to January 1989.

( 8) Mr. Miller is also Vice Chairman of NBD Bancorp, Inc. Prior to October 1992, Mr. Miller was Chairman of the Board and Chief Executive Officer of INB Financial Corporation. Mr. Miller is also a Director of IPALCO Enterprises, Inc.

( 9) Before retiring in September 1991, Mr. Reich served as Chairman of the Board of American United Life Insurance Company.

(10) Before retiring in January 1990, Mr. Johnson served as Chancellor of Butler University. Prior to 1989, Mr. Johnson was the President of Butler. Mr. Johnson is also a Director of Meridian Insurance Group, Inc. Mr. Johnson resigned from his directorship effective December 31, 1993.



   During 1993, the Board of Directors of Resources held five meetings. No Director, except Messrs. Enders and Miller, attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she sat. The Board of Directors has created various committees, including audit and executive compensation committees. The Audit Committee consisted of Messrs. Barnette, Johnson and King. That Committee reviews Resources' internal auditing and reporting procedures and recommends appointment of Resources' auditors. During 1993, the Audit Committee held four meetings. The Executive Compensation and Benefits Committee (the "Compensation Committee") consists of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans. During 1993, the Compensation Committee held five meetings. The Board of Directors of Resources does not have a nominating committee.

Section 16(a) Reporting


   Section 16(a) of the Securities Exchange Act of 1934 requires Resources' officers and Directors, and persons who own more than ten percent of the outstanding common shares, to file reports of ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten-percent shareholders are required to furnish Resources with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, Resources believes that during 1993, all filing requirements applicable to its officers, Directors, and greater than ten-percent shareholders were met, except for J.A. Rosenfeld, who filed one report after the due date thereof covering one purchase of 500 shares by his self-directed, individual retirement account.

Principal Shareholders and Management Ownership

   The following table sets forth information as of December 31, 1993, regarding the beneficial ownership of common shares of Resources by each Director of Resources, the Chief Executive Officer and the five other most highly compensated executive officers of Resources whose salary and bonus exceeded $100,000 for fiscal 1993, and the Directors and Executive Officers of Resources as a group. Resources is not aware of any person that owns beneficially 5% or more of its outstanding common shares. The persons named in the table will have sole voting and investment power with respect to all common shares owned by them unless otherwise noted.



                                  Amount and Nature
Name of Beneficial                  of Beneficial          Percent of
     Owner                          Ownership (1)            Class

Joseph R. Broyles                     34,442 (2)               *
Robert B. McConnell                   14,167                   *
J. George Mikelsons                      250                   *
Thomas M. Miller                         366                   *
Jack E. Reich                         45,204                   *
Joseph D. Barnette, Jr.                  200                   *
Thomas W. Binford                      2,804 (3)               *
Murvin S. Enders                         100                   *
John G. Johnson                          100                   *
Otto N. Frenzel, III                  12,927 (4)               *
Elizabeth Grube                       33,438 (5)               *
J.B. King                              1,783                   *
James T. Morris                        9,933 (6)               *
Fred E. Schlegel                         996                   *
Paul J. Doane                         11,848 (7)
James D. Kiefner                       1,773 (8)
Kenneth N. Giffin                      7,761 (9)
J.A. Rosenfeld                         4,071 (10)
Directors and Executive Officers
  as a group (21 persons)            188,533 (11)             2.7%



* Less than 1%

( 1) None of the persons named owned beneficially any shares of IWC preferred stock on December 31, 1993, except Mrs. Grube, who had voting and investment power with respect to 360 shares of such stock held in a trust and Mr. Broyles, who may have been deemed to own beneficially 500 shares of preferred stock for which he is custodian for his minor children.

( 2) Shares shown include 4,532 shares owned by Mr. Broyles as custodian for his minor daughter and 1,152 shares owned by Mr. Broyles' wife, as to which Mr. Broyles disclaims beneficial ownership. Shares shown include 7,069 shares credited to Mr. Broyles' account under Resources' Employee Stock Ownership Plan, 4,344 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 5,235 shares allocated within Resources' Thrift Plan.

( 3) Shares shown include 1,000 shares owned by Mr. Binford's wife, as to which Mr. Binford disclaims beneficial ownership.

( 4) Shares shown include 100 shares held in a family partnership as to which Mr. Frenzel has voting and investment power, and 10,000 shares of stock held in charitable remainder trusts in which Mr. Frenzel is Co-Trustee.

( 5) Shares shown include 33,238 shares held in a trust as to which Mrs. Grube has voting and investment power and 200 shares held as custodian for her grandchildren.

( 6) Shares shown include 361 shares credited to Mr. Morris' account under Resources' Employee Stock Ownership Plan, and 7,085 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 1,313 shares allocated within Resources' Thrift Plan.

( 7) Shares shown include 3,118 shares credited to Mr. Doane under Resources' Employee Stock Ownership Plan, and 2,683 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 4,095 shares allocated within Resources' Thrift Plan.

( 8) Shares shown include 433 shares credited to Mr. Kiefner under Resources' Employee Stock Ownership Plan, and 300 shares owned by
        Mr. Kiefner's adult daughters for which he is custodian, but disclaims beneficial ownership.

( 9) Shares shown include 3,304 shares credited to Mr. Giffin under Resources' Employee Stock Ownership Plan, and 2,708 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 1,749 shares allocated within Resources' Thrift Plan.

(10) Shares shown include 3,407 restricted shares granted to Mr. Rosenfeld pursuant to Resources' Restricted Stock Plan.

(11) Includes 14,701 shares credited to officers under Resources' Employee Stock Ownership Plan (with respect to which the officers have voting but not investment power), 6,032 shares with respect to which voting and investment power is shared with spouses or relatives of the Directors and officers, 2,452 shares as to which beneficial ownership is disclaimed, and 20,227 restricted shares granted pursuant to Resources' Restricted Stock Plan, and 12,802 shares allocated within Resources' Thrift Plan with respect to officers. As to beneficial ownership of shares of IWC Preferred Stock, see footnote 1.


                  COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

   During 1993, the Compensation Committee consisted of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans.

General

   In 1991 Resources, with the assistance of an outside compensation consultant, undertook a comprehensive review and revision of its compensation policies. That process resulted in a modification of Resources' historical compensation practices in order to link more closely executive compensation to long-term strategic goals and the enhancement of shareholder value.

   Resources' executive compensation policy seeks to serve three goals: (1) to encourage the creation of value for shareholders by linking compensation to shareholder value performance; (2) to encourage superior individual performance; and (3) to provide a total compensation package that is competitive within the industry, in order to attract and retain qualified executives.

Compensation Strategy

   An executive's compensation consists of three principal components: base salary, annual cash bonus and grants of restricted shares under Resources' Restricted Stock Plan. Base salary levels are set in part with reference to compensation paid by other companies in the water utility industry. For purposes of this comparison, Resources utilizes a comparison group of investor- owned water utilities. Resources generally seeks to be within the 50th to 75th percentile of comparison group compensation. In determining base salary, Resources also takes into account individual experience and performance, specific issues particular to Resources, including its past compensation practices, and general salary levels in the Indianapolis area.

   The amount of cash bonuses is determined annually by the Compensation Committee. The Compensation Committee considers a number of factors in determining the level of bonuses, including the extent to which Resources has met its financial and operating goals for the year, the performance of Resources stock in terms of share price and dividends, and the individual performance of the executive during the year. Annual bonuses may range from 0% to 25% of base salary.

   Effective January 1, 1992, Resources instituted a Restricted Stock Plan pursuant to which Resources may make grants of common shares to officers of Resources and its affiliates. The purpose of the Restricted Stock Plan is to enable Resources to attract, retain and motivate its officers by providing them with a means of acquiring or increasing a proprietary interest in the Company, so that they will have an increased incentive to work toward the attainment of the long-term growth and profit objectives of Resources. Common shares granted pursuant to the Restricted Stock Plan are subject to restrictions upon transfer and risk of forfeiture for a period of three years.

   The Restricted Stock Plan is administered by the Compensation Committee. Awards are made to officers of Resources and its affiliates selected by the Compensation Committee. Grants under the Restricted Stock Plan are made by the Compensation Committee at the beginning of each measuring period consisting of three consecutive years ("Measuring Period"). The first Measuring Period was deemed to have begun on January 1, 1992, and will end on December 31, 1994. All grants of restricted shares are subject to adjustments ("Shareholder Value Performance Adjustments") pursuant to which at the end of the Measuring Period grantees may be entitled to grants of additional shares or required to forfeit restricted shares previously granted. The Shareholder Value Performance Adjustments provide for an increase or decrease in the number of shares granted to a grantee based upon various levels of performance ("Shareholder Value Performance") of Resources compared to the Shareholder Value Performance of a group of companies designated by the Compensation Committee as a comparison group (the "Comparison Group"). The schedule of Shareholder Value Performance Adjustments adopted by the Compensation Committee for the first Measuring Period provides for adjustments that, depending upon the level of Shareholder Value Performance attained, will range from the forfeiture by the grantee of one-half of the restricted shares granted to him in the event the lowest quartile of Shareholder Value Performance is attained, to the receipt of additional shares equal to the number initially granted in the event the highest quartile of Shareholder Value Performance is obtained. Holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources.

   Resources has granted 7,085, 4,344, 3,407, 2,708, and 2,683 restricted shares to Messrs. Morris, Broyles, Rosenfeld, Giffin, and Doane respectively.

   Resources also provides medical and pension benefits to its executive officers. With the exception of the Executive Supplemental Benefits Plan, the benefits paid to executive officers are similar to those available to other employees of Resources.

Compensation of Chief Executive Officer

   For 1993, Mr. Morris received a salary of $287,219, the annual base salary rate established in December, 1992, plus a cash bonus of $72,100. The bonus for 1993 represented an increase over the bonus paid in 1992. The Compensation Committee believes the higher bonus paid for 1993 was appropriate because of Resources' excellent performance in 1993 in achieving a total return exceeding that of its water industry comparison group, and because of Mr. Morris' central role in Resources' strategic planning, its progress in the area of staff development and its strengthening financial operations.

                                                  Otto N. Frenzel, III
                                                  J. George Mikelsons
                                                  Thomas M. Miller
                                                  Jack E. Reich





                                         COMPENSATION OF EXECUTIVES

Summary Compensation Table

   The following table sets forth information concerning total compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of Resources and the four most highly compensated officers of the company.

                                                                                                Long-Term
                                                     Annual Compensation                       Compensation
                                                                                               Restricted
                                                                            Other Annual          Stock         All Other
Name & Principal Position        Fiscal Year        Salary      Bonus (1)   Compensation        Awards (2)     Compensation (3)

James T. Morris                     1993           $287,219     $72,100          --                  --          $14,318
  Chairman of the Board             1992            276,540      55,460          --             $69,955           14,940
  of Resources and IWC              1991            256,515      27,730          --                  --           12,028

Joseph R. Broyles                   1993            176,079      44,200          --                  --            9,913
  President of IWC                  1992            165,047      34,000          --              42,897            8,957
                                    1991            122,988      12,500          --                  --            5,321

J.A. Rosenfeld                      1993            156,799      40,000          --                  --            8,855
  Senior Vice President,            1992             75,181      20,000          --              33,634            4,282
  Treasurer and Chief               1991                 --          --          --                  --               --
  Financial Officer of
  Resources and IWC

Kenneth N. Giffin                   1993            113,937      13,780          --                  --            5,747
  Senior Vice President             1992            108,399      13,250          --              26,742            5,474
  of Resources and IWC              1991             97,187       9,300          --                  --            4,259

Paul J. Doane                       1993            108,755      13,650          --                  --            5,508
  Executive Vice President,         1992            102,996      13,125          --              26,485            5,225
  IWC                               1991             87,137       8,780          --                  --            3,837



(1) Includes all amounts received with respect to a fiscal year, even though actual payment of some or all of the bonus may have been made in the following fiscal year.

(2) As of January 1, 1992, Resources granted an aggregate of 26,491 restricted common shares under its Restricted Stock Plan.
        Messrs. Morris, Broyles, Rosenfeld, Giffin and Doane received 7,085, 4,344, 3,407, 2,708 and 2,683 restricted shares, respectively. The Restricted Stock Plan requires certain adjustments in the number of restricted shares granted, that, depending upon the Shareholder Value Performance of Resources compared to the Comparison Group, will range from the forfeiture by the grantee of one-half of the restricted shares received in the event the lowest quartile of performance is obtained, to the receipt of additional restricted shares equal to the number initially granted in the event the highest quartile of performance is obtained. These adjustments generally will be made at the end of three years following the date of the grant.
        Amounts shown reflect one-half of the number of restricted shares initially granted, representing the number of shares to which the named executive will be entitled at the lowest level of performance. The value of additional restricted shares that may vest if particular performance levels are met is shown in the "Long Term Incentive Plans -- Awards In Last Fiscal Year" table. The value shown for restricted shares is based upon the closing price of Resources common shares of $19.75 on January 2, 1992, the business day nearest the effective date of grant. Based upon the closing price of Resources common shares of $21.50 per share on December 31, 1993, the aggregate value of the Restricted Stock listed in the above table would have been $217,408. Holders of restricted shares are entitled to receive any dividends paid on the common shares.

(3) Includes amounts contributed by Resources for the benefit of the named executive pursuant to Resources' Employee Stock Ownership Plan, Employee Thrift Plan and Non-Qualified Deferred Compensation Plan.

Long-Term Incentive Plans -- Awards in Last Fiscal Year

         The following table sets forth certain information regarding restricted shares granted to the named executives pursuant to the Resources Restricted Stock Plan.

                               Number of             Date
                               Restricted              of                      Estimated Future Payouts (2)
       Name                    Shares (1)           Vesting              Threshold           Mean          Maximum

James T. Morris                 0-10,628            12/31/94                 0              $69,974       $209,903

Joseph R. Broyles               0-6,516             12/31/94                 0               42,897        128,691

J.A. Rosenfeld                  0-5,110             12/31/94                 0               33,654        100,943

Kenneth N. Giffin               0-4,062             12/31/94                 0               26,741         80,224

Paul J. Doane                   0-4,025             12/31/94                 0               26,504         79,494


(1) Does not include restricted shares as to which there is no performance based vesting requirement and which are reported in the Summary Compensation Table. The actual number of shares that could be awarded will be determined by application of the Shareholder Value Performance Adjustments at the end of the Measuring Period. See footnote 2 below.

(2) Restricted shares vest three years after the date of grant, provided the grantee remains in the employ of Resources, and as pro-rated for new admittees during the three year period. Mr. Rosenfeld, who became an executive officer of Resources after the date of initial grants to other executives, received a grant of 3,407 shares on December 18, 1992, which will vest on December 31, 1994. The number of shares granted to Mr. Rosenfled was proportionately reduced to reflect the fact that he joined the Company after the initial date of grant. The number of shares granted is subject to adjustment based upon the Shareholder Value Performance of Resources compared to the Shareholder Value Performance of a Comparison Group. See "Compensation Committee Report to Shareholders." Under the schedule of Shareholder Value Performance Adjustments adopted by the Committee, if the Shareholder Value Performance of Resources for the measuring period would place Resources in the top quartile of the Comparison Group, the number of shares granted will be increased by 100%. If the Shareholder Value Performance of Resources would place it in the bottom quartile, the number of restricted shares will be reduced by 50%, and if Shareholder Value Performance is in the second or third quartile, no adjustment will be made. Amounts shown reflect value received assuming Shareholder Value Performance is the lowest ("Threshold"), middle two ("Mean") and top ("Maximum") quartile, respectively, based upon the closing price of Resources common shares of $19.75 on January 2, 1992, the business day nearest the effective date of grant.

Employees' Pension Plan and Other Related Plans

        All employees of Resources (and subsidiaries) become eligible to participate in a pension plan (the "Pension Plan") as of the first January 1 or July 1 after completing one year of service (as defined in the Pension Plan). Resources and IWC also maintain a nonqualified executive supplemental benefits plan (the "ESB") to supplement the benefits of key executives under the Pension Plan. Participation is limited to key executives designated by Resources' Board of Directors, and the ESB currently covers eighteen persons, including Messrs. Morris, Broyles, Rosenfeld, Giffin and Doane.

        The following table sets forth a range of combined annual retirement benefits under the Pension Plan and the ESB for graduated levels of average annual earnings and years of service (as calculated under the ESB) for employees of Resources and its subsidiaries. The benefit amounts listed in the table are computed as a straight life annuity beginning at age 65.

Average Annual              Years of Service Credited under ESB at Retirement

    Earnings                                                                              52 Years
(3 Highest Years)      10 Years     20 Years      30 Years     40 Years     50 Years       or More

      $100,000          12,500       25,000        37,500       50,000       62,500        65,000
       150,000          18,750       37,500        56,250       75,000       93,750        97,500
       200,000          25,000       50,000        75,000      100,000      125,000       130,000
       250,000          31,250       62,500        93,750      125,000      156,250       162,500
       300,000          37,500       75,000       112,500      150,000      187,500       195,000
       350,000          43,750       87,500       131,250      175,000      218,750       227,500
       400,000          50,000      100,000       150,000      200,000      250,000       260,000

         Generally, the Pension Plan provides a pension beginning at age 65 of $20 per month multiplied by the participant's years of service or, if greater, a pension equal to (a) 1.25% of the participant's average stated salary (for the three consecutive years that produce the highest average) in excess of $833 per month multiplied by the participant's years of service (up to 50 years), plus (b) varying lesser percentages (ranging from .85% to 1.13%) of salary under $833 per month, multiplied by the number of the participant's years of service to which each percentage applies under the Pension Plan. The Pension Plan also includes provisions for early retirement benefits, late retirement benefits, disability retirement benefits, optional methods of benefit payments to an employee who leaves the employ of Resources and its subsidiaries after a certain number of years of service, and payments to the surviving spouse. Pension Plan benefits are funded through a tax-exempt trust to which Resources and its subsidiaries make annual contributions.

         In calculating a participant's benefit under the ESB, the participant's total years of service are added to his or her years of service as an executive. Thus, for example, if a participant has 25 years of service with Resources and its subsidiaries and has served as an executive for 20 years, he or she will be credited with 45 years of service. Messrs. Morris, Broyles, Giffin and Doane have been credited with 10, 39, 35 and 64 years of service, respectively, under the ESB.

         The monthly amount of the life annuity payable to a participant under the ESB upon his or her retirement on or after age 65 is calculated as follows:

         Step 1. The participant's years of service (determined in the aforementioned manner) are multiplied by 1.25% of the participant's average stated salary for the 36 consecutive months that produce the highest average. The amount determined under this Step 1 is limited to 65% of the participant's average stated salary for the 36 consecutive months that produce the highest average.

         Step 2. The result of Step 1 is reduced by the amount payable to the participant under the Pension Plan.

         If a participant retires before age 65, his or her benefit under the ESB is reduced, unless he or she retires after attaining age 60 and has completed 30 years of service. If a participant dies after retirement, one half of the retirement annuity payable to him or her during his or her life will be continued to his or her spouse. In addition, the spouse of a participant who dies before retirement is entitled to a death benefit, as if the decedent retired on his or her date of death with such full benefit paid to surviving spouse until decendent's age 65, at which time it is reduced to 50%.

         Benefits payable under the Pension Plan and ESB are not reduced by any Social Security payments made. The amount of covered compensation for each of the executive officers of Resources named in the Summary Compensation Table is approximated by the amount shown as salary in the table.

Compensation of Directors

         Each Director who is not a salaried officer or employee of Resources, receives a retainer of $2,000 per quarter and an additional $750 for each Board of Directors meeting attended. Each such Director who is a member of the Executive Committee receives an additional $750 per month.
Each such Director who is a member of the Audit Committee or Compensation Committee receives $750 for each committee meeting attended. Mr. McConnell receives an additional $1,500 per month for his services as Chairman of the Executive Committee. Messrs. Barnette and Frenzel each receive an additional $250 per quarter for their services as Chairman of the Audit and Compensation Committees, respectively.

Compensation Committee Interlocks

         Messrs. Frenzel, Mikelsons, Miller and Reich served as members of the Compensation Committee during 1993. Each of these persons is an outside director and, with the exception of Mr. Reich, not a present or former officer or employee of Resources. Mr. Reich served as Chairman of the Board of IWC from 1962 to 1967. No executive officer of Resources served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. Mr. Morris serves as director of National City Bank, Indiana. Mr. Frenzel is Chairman of the Board of National City Bank, Indiana. Mr. Morris does not serve on the compensation committee of National City Bank, Indiana.

Employment Contracts

         There are no contracts for current employment between Resources and any of its executive officers. Under the Resources Restricted Stock Plan, holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources. However, in the event of a change in control of Resources, Messrs. Morris, Broyles, Rosenfeld and Giffin each vest in a three year employment contract at the same title, duties, location and compensation as before such change in control. These employment contracts were approved by the Executive Compensation Committee and Executive Committee in December 1993, and by the full Board in January 1994.



Compliance with Internal Revenue Code Section 162(M)

        Section 162(M) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain conditions are met.

         The Company does not foresee that the limitation will apply because the compensation for the Chief Executive Officer and four other highest compensated executives is significantly below the limitation threshold. If the limitation was to be exceeded it would be attributed to performance-based portions of the respective compensation packages, which the company believes is structured in a manner that complies with the new statute.

                           COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total shareholder return on the common shares of Resources for the last five years with a cumulative total return on the S&P 500 index and a comparison group of companies (the "Comparison Group") over the same period (assuming the investment of $100 in Resources common shares, the S&P 500 index and the Comparison Group on January 1, 1988, and reinvestment of all dividends).


(Comparative stock performance graph goes here.)
(Copy of graph filed with form SE)



(1) The Comparison Group was selected by the Compensation Committee and consists of the following investor-owned water utilities: American Water Works Company, Inc., Aquarion Company, Connecticut Water Service, Inc., Consumers Water Company, E'town Corporation, GWC Corporation, Middlesex Water Company, Philadelphia Suburban Corporation and United Water Resources.

                       Proposal 2.  APPOINTMENT OF AUDITORS

         The appointment of KPMG Peat Marwick as auditors for Resources for 1994 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. KPMG Peat Marwick has served as auditors for Resources and IWC since 1954. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of KPMG Peat Marwick is expected to be present at the meeting, and will be given an opportunity to make a statement if he or she desires and respond to appropriate questions.



                   SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

         The date by which shareholder proposals must be received by Resources for inclusion in proxy materials relating to the 1995 annual meeting of shareholders of Resources is November 4, 1994.